                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Liberte Investors Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)  Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------
     5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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

                            LIBERTE INVESTORS INC.
                        600 N. PEARL STREET, SUITE 420
                             DALLAS, TEXAS  75201

October 25, 1996


Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Liberte Investors Inc. to be held on November 15, 1996 at 10:00 a.m., local time, at the Le Meridien Hotel, 650 North Pearl Street, Dallas, Texas 75201. Enclosed are a notice to stockholders, a Proxy Statement describing the business to be transacted at the meeting and a form of proxy for use in voting at the meeting.

     At the annual meeting, you will be asked (i) to elect five directors of the Company, (ii) to ratify the selection of KPMG Peat Marwick LLP as the independent accountants for the Company for the fiscal year ending June 30, 1997, and (iii) to act upon such other business as may properly come before the meeting or any adjournment thereof.

     We hope that you will be able to attend the annual meeting, and we urge you to read the enclosed Proxy Statement before you decide to vote. Even if you do not plan to attend, please complete, sign, date and return the enclosed proxy as promptly as possible. It is important that your shares be represented at the meeting.

Very truly yours,


/s/GERALD J. FORD

Gerald J. Ford
Chairman of the Board
and Chief Executive Officer

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE. RETURNING YOUR PROXY WILL HELP THE COMPANY ASSURE THAT A QUORUM WILL BE PRESENT AT THE MEETING AND AVOID THE ADDITIONAL EXPENSE OF DUPLICATE PROXY SOLICITATIONS. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED THE PROXY.
--------------------------------------------------------------------------------

                            LIBERTE INVESTORS INC.
                        600 N. PEARL STREET, SUITE 420
                              DALLAS, TEXAS 75201

                   NOTICE OF ANNUAL MEETING  OF STOCKHOLDERS

                         TO BE HELD NOVEMBER 15, 1996


     PLEASE TAKE NOTICE THAT the 1996 Annual Meeting of Stockholders (the "Annual Meeting") of Liberte Investors Inc., a Delaware corporation (the "Company"), will be held on November 15, 1996 at 10:00 a.m., at the Le Meridien Hotel, 650 North Pearl Street, Dallas, Texas 75201, to consider and vote on the following matters:

     (1) Election of five directors of the Company to serve until the next Annual Meeting of the Company's stockholders and until their respective successors are elected and qualified or until their earlier death, resignation or removal from office.

     (2) Ratification of the selection of KPMG Peat Marwick LLP as independent accountants of the Company for the fiscal year ending June 30, 1997.

     (3) Such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

     The close of business on October 21, 1996 has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Only holders of record of the Company's Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at the Company's offices at the address on this notice and at the Annual Meeting.

     Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy as promptly as possible. You may revoke your proxy at any time before the shares to which it relates are voted at the Annual Meeting.

                                By Order of the Board of Directors,


                                /s/ NANCY FOEDERER

                                Nancy J. Foederer
                                Secretary
Dallas, Texas
October 25, 1996

                            LIBERTE INVESTORS INC.

                        600 N. PEARL STREET, SUITE 420
                               DALLAS, TX 75201
                                (214) 720-8950

                    --------------------------------------

                                PROXY STATEMENT

                    --------------------------------------


                        ANNUAL MEETING OF STOCKHOLDERS


     The Board of Directors of Liberte Investors Inc. requests your Proxy for use at the Annual Meeting of Stockholders to be held on November 15, 1996, at 10:00 a.m., local time, at the Le Meridien Hotel, 650 North Pearl Street, Dallas, Texas 75201, and at any adjournment or postponement thereof. By signing and returning the enclosed Proxy, you authorize the persons named on the Proxy to represent you and to vote your shares at the Annual Meeting. This Proxy Statement and Proxy were first mailed to stockholders of the Company on or about October 25, 1996.

     If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed Proxy or are represented by another proxy. You may revoke the enclosed Proxy at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated proxy to the Secretary of the Company, (b) delivering written notice of revocation of the Proxy to the Secretary of the Company, or (c) voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the persons named on the Proxies will be voted at the Annual Meeting.


                               VOTING AND QUORUM

     The only outstanding voting securities of the Company are its shares of common stock, par value $.01 per share ("Common Stock"). On October 21, 1996, the record date for the Annual Meeting, there were 20,256,097 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.

     Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date shall constitute a quorum at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present or represented by proxy at the Annual Meeting have the power to adjourn the

Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting, until a quorum is present. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting had a quorum originally been present; provided, that if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. Proxies solicited by this Proxy Statement may be used to vote in favor of any motion to adjourn the Annual Meeting. The persons named on the Proxies intend to vote in favor of any motion to adjourn the Annual Meeting to a subsequent day if, prior to the Annual Meeting, such persons have not received sufficient Proxies to approve the proposals described in this Proxy Statement. If such a motion is approved but sufficient Proxies are not received by the time set for the resumption of the Annual Meeting, this process will be repeated until sufficient Proxies to vote in favor of the proposals to be presented to the stockholders of the Annual Meeting have been received or it appears that sufficient Proxies will not be received. Abstentions and broker non-votes will count in determining if a quorum is present at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received voting instructions with respect to a particular item.


                     PROPOSAL ONE - ELECTION OF DIRECTORS

     The Board of Directors has designated Messrs. Gene H. Bishop, Harvey B. Cash, Robert Ted Enloe III, Gerald J. Ford and Gary Shultz as nominees for election as directors of the Company at the Annual Meeting (each, a "Nominee"). If elected, each Nominee will serve until expiration of his term at the 1997 annual meeting of stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal from office. For information about each Nominee, see "Director Nominees and Executive Officers."

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the Nominees. The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected. If a Nominee becomes unable or unwilling to serve, your Proxy will be voted for the election of a substitute nominee recommended by the current Board of Directors, or the number of the Company's directors will be reduced.

     The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes will not have any effect on the election of a particular director.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES.

               PROPOSAL TWO-SELECTION OF INDEPENDENT ACCOUNTANTS

     On October 14, 1996, the Board of Directors ratified the selection of KPMG Peat Marwick LLP ("Peat Marwick") as the Company's independent accountants for the fiscal year ending June 30, 1997. See "Additional Information - Change in Independent Accountants." Ernst & Young LLP served as the Company's independent accountants for the period ending June 30, 1996. The Company expects that representatives of both KPMG Peat Marwick LLP and Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

     Ratification of Peat Marwick as the Company's independent accountants for the fiscal year ending June 30, 1997 requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, an abstention will have the same effect as a vote against the ratification of Peat Marwick, and each broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the ratification. If the appointment of Peat Marwick as the Company's independent accountants is not ratified at the Annual Meeting, the Board of Directors will consider the appointment of other independent accountants. The Board of Directors may terminate the appointment of Peat Marwick as independent accountants without the approval of the Company's stockholders whenever the Board of Directors deems termination necessary or appropriate.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 1997.


                       REORGANIZATION AND STOCK PURCHASE

     In April 1996, Liberte Investors, a Massachusetts business trust (the "Trust"), formed the Company. At a special meeting of the shareholders of the Trust held on August 15, 1996 (the "Special Meeting"), the Trust's shareholders approved the reorganization of the Trust into the Company (the "Reorganization"). To effect the Reorganization, the Trust contributed its assets to the Company and received all of the Company's Common Stock outstanding at the time of the Reorganization, which the Trust then distributed to its shareholders in redemption of all outstanding Beneficial Shares in the Trust. The Company assumed all of the Trust's outstanding liabilities and obligations. Immediately thereafter, the Trust was terminated.

     At the Special Meeting, the Trust's shareholders also approved a stock purchase agreement pursuant to which the Company subsequently sold 8,102,439 newly issued shares of Common Stock to Hunter's Glen/Ford, Ltd., a Texas limited partnership ("Hunter's Glen"), at a purchase price of $2.85 per share (the "Purchase"). The Purchase was consummated on August 16, 1996. Mr. Gerald J. Ford, who is the Company's Chief Executive Officer and Chairman of the Board, and is also a nominee to continue serving on the Company's Board of Directors after the Annual Meeting, is a general partner of Hunter's Glen and is the sole shareholder of Ford Diamond Corporation, the only other general partner of Hunter's Glen. As such, Mr. Ford possesses sole voting and investment control over the shares of Common Stock owned by Hunter's Glen.

     Of the approximately $23.1 million aggregate purchase price for the shares purchased, Hunter's Glen borrowed $6 million under a $10 million revolving credit facility with NationsBank of Texas, N.A.("NationsBank"). Amounts loaned under such credit facility bear interest, at the option of Hunter's Glen, either at (i) the Prime Rate announced by NationsBank from time to time or (ii) a LIBOR rate, as determined by NationsBank, for the relevant interest period plus 2% per annum. Amounts bearing interest at the LIBOR-based rate must be repaid at the end of the relevant interest period. Amounts bearing interest at the Prime Rate must be repaid on August 14, 1997. The repayment of amounts loaned under this credit facility is secured by a pledge of all 8,102,439 shares of Common Stock owned by Hunter's Glen. Hunter's Glen borrowed the remaining $17.1 million of the purchase price from Mr. Ford under an unsecured promissory note which bears interest at an annual rate equal to 1% plus the 90-day Eurodollar rate as announced by NationsBank, adjusted on each September 30, December 31, March 31 and June 30. Accrued and unpaid interest on this promissory note is required to be paid on each April 15 and October 15, and the unpaid principal balance is due October 15, 1997.

     Unless otherwise indicated, the information contained in this Proxy Statement which relates to periods prior to August 16, 1996 is information relating to the Trust, the Company's predecessor in interest, and information relating to periods on and after August 16, 1996 is information relating to the Company.

                   DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

     The following table provides information concerning director nominees and executive officers of the Company:

          Name             Age                Position
-------------------------  ---  ------------------------------------

Gerald J. Ford              52  Chief Executive Officer, Chairman of
                                the Board and Director
Gene H. Bishop              66  Director
Robert Ted Enloe III        57  Director
Harvey B. Cash              58  Director Nominee
Gary Shultz                 54  Director Nominee


     The directors are elected for one year terms. Executive officers are generally elected annually by the Board of Directors to serve, subject to the discretion of the Board of Directors, until their successors are appointed. A brief biography of each director nominee and executive officer follows:

     Gerald J. Ford has been a Director and the Chief Executive Officer and Chairman of the Board of Liberte Investors Inc. since August 1996. He has been the Chairman of the Board and Chief Executive Officer of First Nationwide Bank ("First Nationwide") since 1994. In 1988, Mr. Ford led an investor group that acquired five insolvent thrifts that formed First Gibraltar Bank, FSB ("First Gibraltar"), at which time Mr. Ford became Chairman of the Board, Chief Executive Officer and Director. First Gibraltar was at one time the largest thrift and the fourth largest financial institution in the States of Oklahoma and Texas, with total assets of approximately $11.0 billion. In January 1993, First Gibraltar sold substantially all of its deposit operations to Bank of America. In June 1993, First Gibraltar sold its mortgage banking operations to Chase Manhattan Bank. In September 1994, First Madison Bank (formerly First Gibraltar) acquired First Nationwide, the seventh largest thrift in the country with total assets of approximately $15.0 billion, and changed its name to First Nationwide. From 1993 to 1994, Mr. Ford was a principal shareholder, Chairman of the Board and Chief Executive Officer of First United Bank Group, Inc. ("First United"), a multi-bank holding company headquartered in Albuquerque, New Mexico. First United had banks throughout New Mexico and the western portion of Texas, with total assets of approximately $4.0 billion. Norwest Corporation purchased First United in January 1994. In addition, Mr. Ford is the President and owner of Diamond A-Ford Corporation and Ford Diamond Corporation, which serves as a general partner of Hunter's Glen along with Mr. Ford. Mr. Ford is a director of Affiliated Computer Services, Inc., a national provider of information processing services, First Nationwide Mortgage Corporation, a national provider of mortgage loan servicing, and Norwest Corporation, a multi-bank holding company with total assets of approximately $71.0 billion. Mr. Ford is also President and a Director of First Nationwide (Parent) Holdings, Inc., the holding company for First Nationwide Bank. Mr. Ford has served as a trustee of Children's Medical Foundation, the Dallas Citizens' Council and Southern Methodist University ("SMU"), Vice Chairman of the Executive

Board of SMU's Dedman College, and a director of the Dallas Boys & Girls Clubs, Inc. and the School of American Research in Santa Fe, New Mexico. Mr. Ford is also a past member of the Board of Regents of the Texas A&M University System, Texas Tech University and the Texas Tech University Health Sciences Center. Mr. Ford received his Bachelor of Arts Degree from SMU in 1966 and his law degree from SMU's School of Law in 1969.

     Gene H. Bishop has served as a director of the Company since its formation in April 1996. Mr. Bishop served as a trustee of the Trust from its formation in June 1969 until it was terminated in connection with the Reorganization in August 1996. From November 1991 until his retirement in October 1994, Mr. Bishop served as the Chairman and Chief Executive Officer of Life Partners Group, Inc., a life insurance holding company. From October 1990 to November 1991, Mr. Bishop was the Vice Chairman and Chief Financial Officer of Lomas Financial Corporation ("Lomas Financial"), a financial services company and the original sponsor of the Trust. From March 1975 to July 1990, Mr. Bishop was Chairman and Chief Executive Officer of MCorp Bank Holding Co. ("MCorp"), a bank holding company. Lomas Financial emerged from bankruptcy proceedings in January 1992, the Trust emerged from bankruptcy proceedings in April 1994 and MCorp emerged from bankruptcy proceedings in July 1994. Mr. Bishop is a director of Drew Industries, Inc., a manufacturing conglomerate, First USA, Inc., a credit card company, First USA Paymentech, Inc., a credit card payment processor, Southwest Airlines Co., a passenger airline, and Southwestern Public Service Company, an electric utility. Mr. Bishop has a B.B.A. in Business and Finance from the University of Mississippi.

     Robert Ted Enloe III has served as a director of the Company since its formation in April 1996. Mr. Enloe served as a trustee of the Trust from 1975 until it was terminated in connection with the Reorganization in August 1996. Mr. Enloe began serving as the Trust's President in March 1975, and as its Chief Executive Officer in April 1992, and resigned from those positions in August 1996. From March 1975 until August 1991 Mr. Enloe was the President and a director of Lomas Financial. The Trust emerged from bankruptcy proceedings in April 1994 and Lomas Financial emerged from bankruptcy proceedings in January 1992. Mr. Enloe is a director of Compaq Computer Corporation, a manufacturer of personal computers and servers, Leggett & Platt, Inc., a diversified manufacturer of foam, plastic, steel and wire components for the automotive, home furnishings and office equipment industries, and SIXX Holdings, Incorporated, a restaurant company that operates the Patrizio Italian restaurants in Dallas, Texas. Mr. Enloe is also a trustee of Homebuilders Capital Company, a specialized finance company which provides single-family construction financing to professional home builders. Mr. Enloe has a B.S. in Petroleum Engineering from Louisiana Polytechnic University and a J.D. from Southern Methodist University.

     Harvey B. Cash has been a general partner of InterWest Partners, a venture capital fund, since 1985. He has served as a Director of Cyrix Corporation ("Cyrix") since March 1988 and as Chairman of the Board of Cyrix since April 1988. He also serves as Chairman of Cyrix's Compensation Committee and on Cyrix's Audit Committee. Mr. Cash is also the managing general partner of the Berry Cash Southwest Partnership, a venture capital fund, and serves on the Boards of Directors of ProNet, Inc., Aurora Electronics, Inc., BenchMarq Microelectronics, Inc., AMX

Corporation, I/2/ Technologies, Inc. and Heritage Media Corporation. Mr. Cash was employed by InteCom Corporation, a telecommunications company, as Vice President of Business Strategy from 1982 to 1983. He was a co-founder of Mostek Semiconductor Corporation ("Mostek"), a company that designed, manufactured and marketed semiconductors and was acquired by United Technologies, which subsequently sold Mostek to SGS-Thomson Microelectronics, Inc. ("SGS-Thomson"). Mr. Cash was a director of Mostek and served as Executive Vice President with various marketing and engineering responsibilities from 1969 to 1981. Mr. Cash was also employed by Texas Instruments as a marketing manager from 1964 to 1969. Mr. Cash has a B.S. in Electrical Engineering from Texas A&M University and an M.B.A. from Western Michigan University.

     Gary Shultz has served as President, Chief Executive Officer and
Director of Global Apparel, Inc., a manufacturer and importer of apparel since April, 1986. Mr. Shultz has also served as a Director of Sertex Enterprises, Inc., a company owning several Burger King franchises, since January, 1994. Mr. Shultz was President of Stockton Mfg. Co. from 1971 to 1980, and President, Chief Executive Officer and Director of FWI, Inc. from 1980 to 1986. Mr. Shultz has a B.B.A. in Accounting from the University of North Texas.


                     MEETINGS AND COMMITTEES OF DIRECTORS

TRUST

      The Trustees of the Trust held nine meetings during the Trust's fiscal year ended June 30, 1996. No Trustee attended fewer than 75% of such meetings.

      Prior to termination of the Trust in August 1996, the Board of Trustees of the Trust had two standing committees: the Audit Committee and the Compensation Committee. Neither the Audit Committee nor the Compensation Committee, each of which was comprised solely of Mr. Bishop and Mr. Edward W. Rose III, met during fiscal 1996.

COMPANY

     No meeting of the Company's Board of Directors, or any committee thereof, has been held since the Company was formed in April 1996.

     The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The Board of Directors has no nominating committee or other committee which performs similar functions.

     The Audit Committee reviews the results and scope of the annual audit and other services provided by the Company's independent accountants. The current members of the Audit Committee are Messrs. Bishop and Enloe. If elected to serve on the Board of Directors at the Annual Meeting,

Messrs. Cash and Shultz will serve as the members of the Audit Committee for the Company's fiscal year ending June 30, 1997.

     The Compensation Committee reviews and approves the salaries and other compensation that the Company pays its executive officers. The current members of the Compensation Committee are Messrs. Bishop and Enloe. If elected to serve on the Board of Directors at the Annual Meeting, Messrs. Cash and Shultz will, along with Mr. Ford, serve as the members of the Compensation Committee for the Company's fiscal year ending June 30, 1997.


                            MANAGEMENT COMPENSATION

EXECUTIVE OFFICER COMPENSATION

     The following table sets forth certain information with respect to compensation paid or accrued by the Trust during the fiscal years ended June 30, 1996, 1995 and 1994, to the Trust's Chief Executive Officer, Mr. Enloe, and the Trust's Senior Vice President, Treasurer and Secretary, Mr. Bradley S. Buttermore (each, a "named executive officer"). As no other executive officer of the Trust earned more than $100,000 during those years, the table does not include any other individuals.

                                              ANNUAL COMPENSATION
                                     ------------------------------------
                                                             OTHER ANNUAL     ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR  SALARY ($)    BONUS     COMPENSATION    COMPENSATION
-----------------------------  ----  ----------  ---------   ------------    ------------

Robert Ted Enloe III,........  1996   $120,000    $100,000       $32,985(1)    $ 27,597(2)
   President and Chief         1995   $396,671          --            --       $499,893(3)
   Executive Officer           1994   $435,400    $361,590            --       $ 26,600(4)

Bradley S. Buttermore,.......  1996   $ 72,000    $ 50,000            --             --
   Senior Vice President,      1995   $ 44,167          --            --             --
   Treasurer and Secretary     1994         --          --            --             --
---------------------

(1) The amount shown includes $16,728 paid to Mr. Enloe for club dues and expenses and $13,403 paid to Mr. Enloe for the engagement of a tax accountant.
(2) This amount is comprised of: (i) fees for service as a trustee of $21,800, and (ii) term life insurance premiums of $5,797.
(3) This amount is comprised of : (i) a severance payment of $472,679 paid in connection with the non-renewal of Mr. Enloe's employment agreement, (ii) fees for service as a trustee of $16,700, and (iii) term life insurance premiums of $10,514.
(4)  This amount was for service as a trustee.

TRUSTEE COMPENSATION

     The Trust paid each trustee a monthly retainer of $900, and $500 for each meeting of the trustees or any committee thereof attended. In addition, the Trust reimbursed each trustee for his travel and related expenses when attending meetings or otherwise performing services on behalf of the Trust. The Trust also adopted a retirement plan for trustees who attained the age of 75 during their term of office or who attained the age of 65 during their term of office and had served as trustee for at least 15 years. Pursuant to this retirement plan, a retiring trustee would serve as a trustee emeritus for the year immediately after his retirement and would receive compensation equal to the other trustees for such service. For the four years immediately following service as a trustee emeritus, the Trust would pay the retired trustee an annual retirement benefit of $18,000. As a result of the Reorganization, the Company has assumed the obligations of the Trust under this retirement plan.

DIRECTOR COMPENSATION

     The Company currently pays each director other than Mr. Ford a monthly retainer of $900 and $500 for each meeting of the directors or any committee thereof attended. In addition, the Company currently reimburses each director for his travel and related expenses when attending meetings or otherwise performing services on behalf of the Company.

      In connection with the Purchase, the Company and Hunter's Glen agreed that, until August 16, 1999, the Company would not grant or issue to Mr. Ford or any of his affiliates or family members any options, rights or warrants to acquire any equity securities in the Company. In addition, the Company has agreed that, during this period, it will not pay any salary or other compensation to any such person or permit any subsidiary or other entity under the control of the Company to pay any such salary or compensation. In connection with the Purchase, the Company also agreed that until August 16, 1999, the Company would only grant options, rights or warrants to acquire equity securities in the Company to its directors, officers and employees after the Compensation Committee of the Company's Board of Directors (or if such a committee does not exist, the independent directors of the Company) approves the grant. The foregoing prohibitions, however, will not prevent the Company from granting stock options to the management and other employees of any entity or business that the Company acquires during such three year period.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The goals of the Company's compensation program have been to compensate the Company's executive officers and employees in a manner which advances the Company toward its overall business objectives, to foster teamwork and to enable the Company to attract, retain and reward employees who contribute to the Company's long-term success. The Company's executive officers named in the compensation table received a base salary, periodic bonuses and other compensation as determined by the Compensation Committee.

     Historically, the Company was in the business of originating and purchasing real estate mortgage loans. Since emerging from bankruptcy proceedings in 1994, however, the Company's corporate objectives have related to the management of its portfolio of foreclosed real property and existing mortgage loans and the pursuit of new business opportunities that would utilize the Company's net operating loss carryforwards and maximize shareholder value. Compensation of executive officers during these periods of transition was adjusted based upon the Compensation Committee's assessment of the Company's operating performance and the Company's experience in meeting its new key corporate objectives.

     On March 2, 1995, the Board of Trustees elected to terminate Mr. Enloe's Employment Agreement with the Company, effective March 31, 1995, and to pay to Mr. Enloe the severance payment provided in Mr. Enloe's Agreement. Mr. Enloe was then rehired by the Company on a part-time basis at a reduced salary of $120,000 per year.

     In connection with the Purchase, Mr. Enloe agreed to resign as President and Chief Executive Officer of the Company. On March 8, 1996, the board of trustees of the Trust approved special bonuses of $100,000 and $50,000 to be awarded to Mr. Enloe and Mr. Buttermore, respectively, at the closing of the Purchase. These bonuses were approved in order to induce Messrs. Enloe and Buttermore to continue in their management roles with the Company until the Reorganization was completed and, more specifically, to promote the interests of the Company and its shareholders and maintain quality shareholder communications during this time.



                                              Gene H. Bishop
                                              Robert Ted Enloe III

                               PERFORMANCE GRAPH

     The Performance Graph shown below was prepared by the Company for use in this Proxy Statement. Note that historic stock price performance is not necessarily indicative of future stock performance. The graph was prepared based upon the following assumptions.

     1. On July 1, 1991, $100 was invested in the Trust's Beneficial Shares, the Real Estate Investment Trust Industry Index compiled by Media General Financial Services (the "Industry Index") and the New York Stock Exchange Market Value Index. When this performance graph was prepared, the Industry Index was composed of those companies included in SIC Code 6798 (Real Estate Investment Trusts).

     2.  Dividends are reinvested on the ex-dividend dates.

                               LIBERTE INVESTORS
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                         JULY 1, 1991 - JUNE 30, 1996





                               [GRAPH APPEARS HERE]






The chart above was plotted using the following data:

                                           JULY 1
                                           -------
                           1991    1992     1993     1994     1995     1996
                           -----  -------  -------  -------  -------  -------
Liberte Investors          $ 100  $ 27.50  $ 55.00  $ 70.00  $ 85.00  $145.00
Industry Index             $ 100  $123.94  $162.02  $170.55  $181.94  $218.20
New York Stock Exchange    $ 100  $113.82  $129.08  $133.58  $159.45  $199.49
 Market Value Index

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 10, 1996, by (i) each person known by the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, (ii) each named executive officer, (iii) each director of the Company, (iv) each nominee to become a director of the Company, and (v) all executive officers and directors of the Company as a group. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to the shares of Common Stock indicated.

                                           SHARES         PERCENTAGE
                                        BENEFICIALLY     BENEFICIALLY
      BENEFICIAL OWNER                    OWNED(1)         OWNED(1)
----------------------------            ------------     ------------

Mr. Gerald J. Ford................      8,102,439(2)          40.0%
  Hunter's Glen/Ford, Ltd.
  200 Crescent Court
  Suite 1350
  Dallas, Texas  75201

Mr. Robert Ted Enloe III..........        659,000(3)          3.74%

Gene H. Bishop....................        213,700(4)          1.05%

Harvey B. Cash....................            -0-              N/A

Gary Shultz.......................            -0-              N/A
---------------------------------------------------------------------
All executive officers, directors
and nominees as a group (5 persons)     8,975,139            44.31%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or disposition power with respect to securities.
(2) Hunter's Glen owns 8,102,439 shares of Common Stock. Because Mr. Ford is one of two general partners of Hunter's Glen, and the sole shareholder of Ford Diamond Corporation, a Texas corporation and the other general partner of Hunter's Glen, Mr. Ford is considered the beneficial owner of the shares of Common Stock that Hunter's Glen owns. All 8,102,439 shares of Common Stock owned by Hunter's Glen have been pledged as collateral to NationsBank to secure the repayment by Hunter's Glen to NationsBank of amounts drawn, or which may be drawn, under a $10,000,000 revolving line of credit pursuant to which Hunter's Glen may from time to time borrow, repay and reborrow funds. See "Reorganization and Stock Purchase." If Hunter's Glen were to default upon its payment or other obligations under such loan arrangement, NationsBank could foreclose upon its security interest in such shares. Upon such foreclosure, or transfer to a purchaser at a foreclosure sale, a change in control of the Company might result.
(3) Mr. Enloe holds 38,000 shares of Common Stock in a Keogh Plan and claims beneficial ownership of an additional 2,000 shares owned by his wife. The Enloe Descendants' Trust owns 619,000 shares of Common

     Stock. As the investment trustee and a beneficiary under the Enloe Descendants' Trust, Mr. Enloe is considered the beneficial owner of the 619,000 shares of Common Stock that such trust owns. Mr. Enloe possesses sole voting and investment power over all 659,000 shares shown in the table above except that he shares investment power over the 2,000 shares owned by his wife and lacks voting power with respect to them. On October 4, 1996, Mr. Enloe filed with the Securities and Exchange Commission (the "Commission") a Notice of Proposed Sale of Securities on Form 144, which indicates that Mr. Enloe intends to sell an additional 100,000 shares of Common Stock which are shown in the table set forth above.
(4) 200,000 shares of such Common Stock are held by Mr. Bishop directly. 8,500 shares are held by Mr. Bishop as trustee of the JHB 1994 Trust, a trust created for the benefit of Mr. Bishop's son. 5,200 shares are held by Mr. Bishop as custodian for Andrew Taylor Morris, Mr. Bishop's step-son.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH LOMAS FINANCIAL

     The Trust was managed by Lomas Management, Inc. ("LMI") from its inception in 1969 until February 28, 1995. LMI is a wholly-owned subsidiary of Lomas Financial Corp. ("LFC"), the original sponsor of the Trust. Mr. Enloe was hired by the Trust as its full-time president and chief executive officer and the Trust's first direct employee in 1992. Under a management agreement in effect prior to July 1, 1992, if the Trust from time to time invested in any first mortgage construction or acquisition and development note recommended by LMI, LFC was required to participate, directly or through one or more of its subsidiaries. Subsequent management agreements made no provision for this required participation arrangement. On February 28, 1995, the Trust terminated its management agreement with LMI and assumed all remaining operating and accounting responsibilities. Any remaining property management requirements for assets owned with LFC are provided for in the Asset Disposition Agreement described below.

     Effective February 28, 1995, the Trust entered into an "Asset Disposition Agreement" with ST Lending, Inc. ("STL"), a wholly-owned subsidiary of LFC, whereby the Trust and STL exchanged their respective ownership positions in a group of ten assets in order to achieve a separate and distinct ownership position. The Trust exchanged its 80% ownership interest in six assets, which 80% interest had a net carrying value of approximately $1.2 million (net of reserves), for STL's 20% ownership interest in four assets, which 20% interest had a net carrying value of approximately $1.2 million (net of reserves). All of the assets included in the exchange were interests in real property acquired by foreclosure and held for sale with the exception of one earning note receivable with a total outstanding balance of $32,583. No gain or loss was recognized by the Trust as a result of this transaction.

     In addition, a group of approximately 14 receivables, which had no carrying value and related primarily to deficiency notes obtained during the original foreclosure process or receivables obtained through remedial collection activities, remained 80% owned by the Trust and 20% owned by STL. The 14 receivables had face amounts which ranged in size from $9,875 to $2,494,118. These receivables had no carrying value because they were unsecured and collections could not be estimated as to timing or amount. The Asset Disposition Agreement stipulated that the Trust would pay STL 10% of its gross proceeds received, if any, in addition to STL's 20% ownership, from this pool of receivables in return for STL's asset administration. STL's asset administration ceased approximately one year following the signing of the asset disposition agreement and any remaining assets were transferable to the Trust for no consideration.

     In accordance with the Asset Disposition Agreement, STL's interest in the remaining unliquidated deficiency notes and/or judgments were transferred to the Trust in April of 1996.

     On April 24, 1996, the Trust entered into a supplement (the "Supplement") to the Asset Disposition Agreement. The Supplement transferred ownership of LNC Holdings, Inc., whose sole asset is approximately 40 acres of undeveloped commercial real estate that is fully encumbered by tax liens, to the Trust and set forth the terms under which LMI will continue to manage the real estate. The Supplement further describes the method of allocating the funds to be paid to the Trust and STL with respect to a proposed settlement agreement for a deficiency note receivable (which was received by the Trust in June 1996 in the amount of approximately $8,000). The Trust also exchanged its 50% interest, representing $212,000 of principal, in a note the Trust has classified as non-earning, which has a legal rate of interest per annum of 1 1/2% over the prime rate, for STL's 20% interest, representing $269,000 of principal, in a note the Trust classified as earning, bearing interest at the rate per annum of 2% over the prime rate. The exchange of these notes resulted in the Trust owning 100% of an interest bearing note, secured by 72 lots in Murrieta, California. The difference in the exchange value resulted in the recording of $31,000 of interest income, which the Trust was owed on the non-earning asset. The remaining difference of $26,000 was applied as a discount to the carrying value on the note received and will be amortized to income over the life of the loan.

     In accordance with the Asset Disposition Agreement and the Supplement, in fiscal 1996, STL received compensation of $69,237 from the Trust for their asset administration and collection services.

PROMISSORY NOTE FROM ROBERT TED ENLOE III

     In October 1993, Mr. Enloe, a Director of the Company, exercised options to purchase 650,000 of the Trust's Beneficial Shares at the Trust's request several days before the Trust filed its Chapter 11 bankruptcy petition because the existence of unexercised options at the time of the filing could have adversely affected the future utilization of the Trust's NOL carryforwards. Mr. Enloe delivered cash of $121,875 and a promissory note to the Trust in payment of the aggregate exercise price. This promissory note had an original principal balance of $365,625 and was due in April 1999. Under the terms of the note, interest accrued at 5% per annum and was added to the principal balance semi-annually. The promissory note was secured by the 650,000 Beneficial Shares that Mr. Enloe received when he exercised the options. Mr. Enloe's personal liability on the note, however, was limited to $53,304.

     Mr. Enloe repaid the outstanding principal and interest balance on this note on June 18, 1996. At the time of repayment, the principal and accrued but unpaid interest owed under the note was $416,787.

STOCK PURCHASE BY AN AFFILIATE OF MR. FORD

     See "Reorganization and Stock Purchase" for a description of the transaction pursuant to which an affiliate of Mr. Ford purchased 8,102,439 shares of Common Stock in August 1996.

REGISTRATION RIGHTS

     In connection with the Purchase, Hunter's Glen and the Company entered into a Registration Rights Agreement (the "Purchaser Registration Rights Agreement"), pursuant to which Hunter's Glen and certain subsequent holders of the shares of Common Stock (the "Hunter's Glen Shares") acquired in the Purchase were granted certain registration rights with respect to such shares until (i) such shares have been sold pursuant to a resale registration statement filed with the Commission, (ii) such shares have been sold under the safe-harbor provision of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or
(iii) such shares have been otherwise transferred and the Company has issued new stock certificates representing such shares without a legend restricting further transfer. The holders of not less than 20% of the Hunter's Glen Shares may require the Company to file a shelf registration statement registering their sale of such shares. The Company will be required to maintain the effectiveness of such registration statement for two years. In addition, the holders of not less than 20% of the Hunter's Glen Shares may make two demands upon the Company to register their sale of such shares in underwritten offerings, provided that the shares to be sold have a fair market value in excess of $5.0 million. Finally, the holders of the Hunter's Glen Shares may require the Company to register the sale of their shares if the Company proposes to file a registration statement under the Securities Act for its account or the account of its securityholders, other than a registration statement concerning a business combination, an exchange of securities or an employee benefit plan. The holders of these registration rights may exercise them at any time during the period beginning on August 16, 1997 and ending when the holders of such shares own an aggregate of less than 5% of the outstanding shares of Common Stock and are no longer affiliates of the Company under the United States federal securities laws. The Company will bear all of the expenses of these registrations, except any underwriters' commissions, discounts and fees, and the fees and expenses of any legal counsel to the holders of the Hunter's Glen Shares.

     At the closing of the Purchase, Hunter's Glen, the Company and certain other persons entered into an Agreement Clarifying Registration Rights (the "Agreement Clarifying Registration Rights"). Under this agreement, the registration rights that the Trust had previously extended to 400,000 Beneficial Shares owned by the Enloe Descendants' Trust were extended to the 759,000 shares of Common Stock that the Enloe Descendants' Trust, Mr. Enloe and his wife owned upon the consummation of the Reorganization and the Purchase. The Agreement Clarifying Registration Rights also defined the relationship between these registration rights and the registration rights extended under the Purchaser Registration Rights Agreement. The Agreement Clarifying

Registration Rights generally permits Hunter's Glen to require the Company to register the sale of its shares in connection with any exercise of demand registration rights by the Enloe Descendants' Trust, and permits the Enloe Descendants' Trust, Mr. Enloe and his wife to require the Company to register the sale of their shares in connection with any exercise of demand registration rights by Hunter's Glen. In addition, this Agreement provides that the Enloe Descendants' Trust, Mr. Enloe, his wife and Hunter's Glen will not publicly sell their shares of Common Stock during the period beginning ten days before the filing of a registration statement in connection with certain underwritten offerings and ending ninety days after the effective date of such registration statement. Finally, the Agreement Clarifying Registration Rights provides that the registration rights with respect to the shares of Common Stock held by the Enloe Descendants' Trust, Mr. Enloe and his wife will be transferable to the subsequent holders of such shares.


                     DIRECTOR AND OFFICER INDEMNIFICATION

     The Company has entered into indemnification agreements with each of its directors and executive officers pursuant to which the Company has agreed to indemnify the director or executive officer to the fullest extent permitted by law, and to advance expenses, if the director or executive officer becomes a party to, or witness or other participant in, any threatened, pending or completed action, suit or proceeding (a "Claim") by reason of any occurrence related to the fact that such person is or was a director, officer, agent or fiduciary of the Company or a subsidiary of the Company, or another entity at the Company's request (an "Indemnifiable Event"), unless a reviewing party (either outside counsel or a committee of the Board of Directors) determines that the person would not be entitled to indemnification under applicable law. In addition, if a change in control or a potential change in control of the Company occurs and if the person indemnified so requests, the Company will establish a trust for the benefit of the indemnitee and fund the trust in an amount sufficient to satisfy all expenses reasonably anticipated at the time of the request to be incurred in connection with any Claim relating to an Indemnifiable Event. The reviewing party will determine the amount to be deposited in the trust. An indemnitee's rights under the indemnification agreements are not exclusive of any other rights under the Company's Certificate of Incorporation or Bylaws or applicable law.


                                 SECTION 16(a)

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of its shares of Common Stock to file with the Commission and the New York Stock Exchange initial reports of ownership of shares of Common Stock and reports of changes in such ownership. The Commission's rules require such persons to furnish the Company with copies of all Section 16(a) reports that they file. Section 16(a) also applied to the trustees, executive officers and holders of more than 10% of the Trust's Beneficial Shares prior to termination of the Trust in August 1996. Based solely upon a review of the copies of such reports furnished to the Trust by its trustees, executive officers and holders of more than 10% of the Beneficial Shares of the Trust, and written representations that no other reports were required with respect to the year ended June 30, 1996, the Company believes that all persons required to comply with Section 16(a) complied with all applicable Section 16(a) filing requirements for such year on a timely basis.


                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Compensation Committee of the Trust for the Trust's fiscal year ended June 30, 1996 consisted of Messrs. Bishop and Rose, neither of which was an employee of the Trust or any of its subsidiaries during such year. Mr. Bishop, however, was formerly an officer of the Trust. The Compensation Committee reviewed and approved the salary and other compensation that the Trust paid to its executive officers.


                            ADDITIONAL INFORMATION

SOLICITATION

     This solicitation of proxies is made by the Board of Directors and will be conducted primarily by mail. Officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by the Company.

STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 1997 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at 600
N. Pearl Street, Suite 420, Dallas, Texas 75201 so that the Secretary receives it no later than June 27, 1997.

CHANGE IN INDEPENDENT ACCOUNTANTS

     In September 1996, the Company dismissed Ernst & Young LLP as its independent accountants. The decision to dismiss Ernst & Young LLP was made by the Company's management and was ratified by the Company's Board of Directors on October 14, 1996. No report of Ernst & Young LLP on the Company's financial statements for either of the past two fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years and through the date of dismissal of Ernst & Young LLP, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreements in its reports.
During the Company's two most recent fiscal years and through the date of dismissal in 1996, Ernst & Young LLP did not advise the Company that any of the following circumstances existed: (1) that the internal controls necessary for the Company to develop reliable financial statements do not exist; (2) that information had come to their attention that made them no longer able to rely on management's representations, or that made them unwilling to be associated with the financial statements prepared by management; (3) that they needed to expand significantly the scope of their audit of the Company; or (4) that information had come to their attention that materially affected, or if investigated further may have materially affected, the fairness or reliability of a previously issued audit report or financial statements or the fairness of financial statements issued or to be issued for fiscal periods following the last audit report. KPMG Peat Marwick LLP was engaged as the Company's independent accountants in September 1996.

ANNUAL REPORT

     The Company's annual report to stockholders for the year ended June 30, 1996, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy solicitation material.

                                        By Order of the Board of Directors,

                                        /s/  NANCY FOEDERER

                                        Nancy J. Foederer
                                        Secretary

                                       P
                                       R
                                       O
                                       X
                                       Y
                             LIBERTE INVESTORS INC.
       BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS AT
                      10:00 AM, FRIDAY, NOVEMBER 15, 1996
                               LE MERIDIEN HOTEL
                             650 NORTH PEARL STREET
                                DALLAS, TX 75201
The undersigned hereby constitutes and appoints each of Gerald J. Ford and Nancy J. Foederer his or her true and lawful agents and proxies with full power of substitution in each to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the Common Stock of Liberte Investors Inc. held of record by the undersigned on the record date, at the Annual Meeting of Stockholders of Liberte Investors Inc., to be held at the Le Meridien Hotel, 650 North Pearl Street, Dallas, Texas 75201, on November 15, 1996, at 10:00 a.m. local time, and at any adjournment or postponement thereof, on all matters coming before said meeting.
                                               (change of address)

ELECTION OF DIRECTORS: To elect
each of Messrs. Gene H. Bishop,
Harvey B. Cash, Robert Ted
Enloe, III, Gerald J. Ford and
Gary Shultz to serve until the
next Annual Meeting of
Stockholders and until their
successors are duly elected and
qualified or their earlier
death, resignation or removal
from office.

                                   --------------------------------------------
                                   --------------------------------------------
                                   --------------------------------------------
                                   --------------------------------------------
                                   (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)


                                                           SEE REVERSE SIDE
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.


                             LIBERTE INVESTORS INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

             THE COMPANY FOR THE ANNUAL MEETING, NOVEMBER 15, 1996

You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations which are FOR the election of the named nominees as directors and FOR Proposal 2. The Proxies cannot vote your shares unless you sign and return this card. This Proxy may be revoked in writing at any time prior to the voting thereof.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

   Please mark your votes as in this example.
 X
SHARES IN YOUR NAME
--------------------------------------------------------------------------------
1. Election of Directors (except as provided to the contrary below)
FOR   WITHHELD

FOR
 AGAINST
       ABSTAIN






2. To ratify the selection of KPMG Peat Marwick LLP as independent accountants for the Company for the fiscal year ending June 30, 1997.
(Instruction: To withhold authority to vote for any individual nominee(s) write that nominee's name on the space provided below):
----------------------
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND WILL AUTHORIZE THE PROXIES TO TAKE ACTION IN THEIR DISCRETION UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. PROXIES ARE AUTHORIZED TO VOTE UPON MATTERS INCIDENT TO THE CONDUCT OF THE MEETING, SUCH AS APPROVAL OF ONE OR MORE ADJOURNMENTS OF THE MEETING FOR THE PURPOSES OF OBTAINING ADDITIONAL STOCKHOLDER VOTES.

Change of address
                                                           BE SURE TO ENTER DATE

SIGNATURE OF STOCKHOLDER(S) _________  DATE ______________________________ 1996
SIGNATURE OF STOCKHOLDER(S) _________  DATE ______________________________ 1996
JOINT OWNERS MUST EACH SIGN. PLEASE SIGN YOUR NAME(S)
EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS CARD. WHEN
SIGNING AS ATTORNEY, TRUSTEE, EXECUTOR, ADMINISTRATOR,
GUARDIAN OR CORPORATE OFFICER, PLEASE GIVE YOUR FULL
TITLE). (PLEASE SIGN, DATE, AND MAIL TODAY)
                             LIBERTE INVESTORS INC.

                               THIS IS YOUR PROXY

Dear Stockholder:

Your Proxy is being solicited by the Board of Directors of Liberte Investors Inc. for the Annual Meeting of Stockholders to be held on November 15, 1996, at 10:00 a.m, local time, at the Le Meridien Hotel, 650 North Pearl Street, Dallas, Texas 75201.

Enclosed with this Proxy is a Proxy Statement containing important information about the matters that you are being asked to approve.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by promptly returning your completed Proxy card prior to the Annual Meeting.

Please mark the boxes on the Proxy card above to indicate how your shares are to be voted, then sign the card, detach it and return your Proxy card in the enclosed envelope.

Thank you in advance for your prompt consideration of these matters.